Exhibit 5.1

[Letterhead of Willkie Farr & Gallagher LLP]

April 30, 2012

Response Genetics, Inc.

1640 Marengo St., 6th Floor

Los Angeles, California 90033

Ladies and Gentlemen:

We have acted as counsel to Response Genetics, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), in connection with the registration on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of 5,257,267 shares of its common stock, par value $0.01 per share (the “Shares”), by the selling stockholders named in the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined and relied on originals or copies of: (i) the Registration Statement and the prospectus included therein (the “Prospectus”); (ii) the Certificate of Incorporation of the Company, as amended to date; (iii) the Restated By-laws of the Company, as amended to date; (iv) certain resolutions of the Board of Directors of the Company relating to the Shares and related matters and (v) other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Based on the foregoing, and subject to the qualifications and assumptions set forth below, we are of the opinion that:

1.	The Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.	The Shares have been duly authorized and validly issued and are fully paid and nonassessable.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the Delaware General Corporation Law (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law) and the Federal laws of the United States.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereafter become effective.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP